Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Amendment No. 1 to the Form S-1 of TC Bancshares, Inc. filed with the Securities and Exchange Commission, the Form FR Y-3 filed with the Board of Governors of the Federal Reserve System, and the Amended Form AC filed with the Office of the Comptroller of the Currency, of our report dated March 12, 2021, on our audits of the financial statements of TC Federal Bank appearing in the Prospectus, which is part of this Registration Statement, the Form FR Y-3, and the Amended Form AC. We also consent to the references to our firm under the captions “Experts” in the Prospectus.

/S/ Wipfli, LLP

Atlanta, Georgia

April 23, 2021